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Exhibit 10.11

[LETTERHEAD]

October 2, 2006

Mr. Robert J. Ryan
5350 Wind Point Road
Racine, WI 53402

Dear Bob:

        Confirming our discussions of last week, I am pleased to offer you the opportunity to join Kimball Hill, Inc. as our Senior Vice President of Human Resources. In that capacity, you will be responsible for overseeing and managing the human resources function for our dynamic and diverse organization. Your base salary will be $300,000 per year (payable on a semi-monthly basis) and will be subject to annual review. In addition, you will be eligible for an annual bonus, payable after the close of our fiscal year (which presently ends September 30). The amount of your bonus generally will be based on two factors: (1) company performance, measured by achievement of the company's annual business plan and other company goals; and (2) your individual performance, based upon your achievement of goals and targets to be mutually established between us. Nevertheless, for our 2007 fiscal year (ending September 30, 2007), your bonus will be guaranteed at $150,000.

        You will be eligible to participate in the company's employee benefits programs that are available to all employees from time to time, in accordance with the specific terms of each plan or program. Specifically:

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  Eligibility to participate in the company-paid life insurance program.

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  Eligibility for health and dental coverage.

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  Eligibility to enroll in the company's Section 401(k) plan.

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  Eligibility to enroll in flexible spending accounts and other voluntary benefits, including short-term disability, group term life insurance and critical care coverage.

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  Nine and one half company-paid holidays per year.

        You will be eligible for annual vacation. Although our normal annual vacation allowance for new employees is two weeks, you will be given credit for prior service and accordingly will be entitled to 20 days of annual vacation. Your vacation time will be accrued on a monthly basis in accordance with the company's established procedures.

        In addition, the company will pay your moving costs and other relocation expenses that you incur in moving your family from your present residence in Wisconsin to the Chicagoland area, subject to a maximum reimbursement of $50,000. Please review your relocations expenses with me before you incur them so that we can be sure that they fall within the company's established guidelines.

        As you know, Kimball Hill, Inc. does not have a long-term incentive compensation program, and there is no assurance that one will be implemented in the future. However, if the company decides to implement a long-term incentive compensation program, you will be eligible as a member of the company's senior management team to participate on the same basis as other members of senior management.

        You recognize that Kimball Hill, Inc. is an at-will employer and that no contract or guarantee of continued employment is expressed with this offer. Nevertheless, should the Company elect to terminate your employment, at any time within five years after commencement of your employment for reasons other than "good cause," you will be entitled to severance compensation equal to nine months of your then current base salary. "Good cause" shall include, among other things, material misconduct by you in performing your duties, commission of fraud or other breach of your fiduciary duties to the company, a material violation of company policies, or a continuing and material failure to perform your duties.

        Bob, on a personal note, I would like you to know how delighted Dave and I would be for you to join our company. Your background and experience are well-suited for the challenges you will face here. What most impressed Dave and me are your personal qualities, which will dovetail with the type of organization that we are trying to develop and nuture.

        Our target date for you to join Kimball Hill, Inc. is October 23. Accordingly, we would appreciate a prompt response, preferably no later than the end of this week. However, if that should create any problems, please call me.

Sincerely,
/s/ C. Kenneth Love
C. Kenneth Love Vice Chairman and President

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  Exhibit 10.11